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Exhibit 15--Letter Re: Unaudited Interim Financial Information

Board of Directors
AmSouth Bancorporation

  We are aware of the incorporation by reference in Registration Statement (Form S-4 No. 33-52961 pertaining to the acquisition of Fortune Bancorp, Inc.) and in its related Prospectus Supplement, of our report dated May 9, 1994, relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation and subsidiaries which are included in its Form 10-Q for the quarter ended March 31, 1994.

  Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.

                                          /s/ Ernst & Young

May 24, 1994